Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BCTG ACQUISITION CORP.,

BCTG MERGER SUB INC.,

AND

TANGO THERAPEUTICS, INC.

Dated as of April 13, 2021

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Section 10.15	Interpretation	65

Section 10.16	Publicity	65

Section 10.17	Nonsurvival of Representations	65

Section 10.18	Non-Recourse	65

EXHIBITS

Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Lock-up Agreement
Exhibit E	Form of Second Amended and Restated Certificate of Incorporation of Parent
Exhibit F	Form of Amended and Restated Bylaws of Parent
Exhibit G	Form of Amended and Restated Registration Rights Agreement
Exhibit H	Form of Equity Incentive Plan
Exhibit I	Form of Employee Stock Purchase Plan

SCHEDULES

Disclosure Schedules

Schedule 1.7	Directors and Officers of the Surviving Corporation
Schedule 2.1	Equityholder Allocation Schedule
Schedule 5.1	Conduct of Business of the Company
Schedule 6.1(b)	Required Consents for Conduct of Business of Parent
Schedule 7.2(e)	Required Consents
Schedule 8.2(g)	List of Key Stockholders
Schedule 8.2(j)	Third Party Consents
Schedule 10.14(a)	BCTG Insiders
Schedule 10.14(b)	Persons Having Knowledge

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 13, 2021, is entered into by and among BCTG Acquisition Corp., a Delaware corporation (“Parent”), BCTG Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Tango Therapeutics, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are used as defined in Section 10.14.

RECITALS:

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, it is intended, for U.S. federal income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, it is anticipated that, prior to the consummation of the Merger, all shares of Company Preferred Stock will be converted into shares of Company Common Stock;

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, the Company will become a wholly owned subsidiary of Parent and the outstanding (i) shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and (ii) Company Options will be converted into the right to receive the consideration described in this Agreement;

WHEREAS, in connection with the Transactions, Parent will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Parent Investors providing for aggregate investments in Parent of Parent Common Stock in a private placement of an amount not to exceed $186,100,000 (the “PIPE Financing”);

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of the Company and the Stockholders;

WHEREAS, the Board of Directors of the Parent has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of Parent and its stockholders;

WHEREAS, the Board of Directors of the Parent has approved the Merger and adopted this Agreement as the sole stockholder of Merger Sub and has determined to recommend that the stockholders of the Parent adopt, authorize and approve this Agreement, the Merger and the Transactions;

WHEREAS, in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Merger and the Transactions, Parent shall provide an opportunity to its Parent Public Stockholders who purchased Parent Common Stock in the IPO to have their shares redeemed for the consideration, on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Certificate of Incorporation of Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and the Requisite Common Vote are entering into Company Stockholder support agreements, dated as of the date hereof, substantially in the form attached hereto as Exhibit A, providing that, among other things, such persons will vote their Company Shares in favor of this Agreement, Merger and the other Transactions; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and BCTG Holdings, LLC (the “Sponsor”) are entering into Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit B, providing that, among other things, the Sponsor pursuant to the Sponsor Support Agreement will vote its shares of Parent Common Stock in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Organizational Documents of Parent) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) From and after the Effective Time and until further amended in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Tango Therapeutics, Inc.”

(b) From and after the Effective Time and until further amended in accordance with applicable Law, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

Section 1.6 Post-Closing Board of Directors and Officers.

(a) Immediately after the Closing, the initial slate of directors of Parent’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of nine (9) directors, who shall be the same individuals serving as directors of the Company immediately prior to the Effective Time. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules. If, at or after the Effective Time, a vacancy shall exist on the Post-Closing Board of Directors, such vacancy shall be filled in the manner provided in the Parent Organizational Documents as in effect as of the Closing and applicable Law.

(b) Parent shall take all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

(c) Prior to the Closing, the Parent’s board of directors shall review the Amended and Restated Bylaws of Parent in the form set forth in Exhibit F (the “Parent Amended and Restated Bylaws”), and thereafter shall adopt the Parent Amended and Restated Bylaws, with effect from the Closing.

Section 1.7 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be those persons set forth on Schedule 1.7 (or such other Persons as designated by the Company prior to the Closing). The directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Corporation’s Organizational Documents and applicable Law.

Section 1.8 Preferred Stock Conversion. The Company shall take all actions necessary to cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to and in accordance with the Company’s Organizational Documents (the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

Section 1.9 No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

Section 1.10 Rights Not Transferable. The rights of the Stockholders as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 1.11 Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Parent and the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.12 Section 368 Reorganization Matters.

(a) The Parties intend that, for United States federal, and applicable state and local, income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each of Parent, Merger Sub, and the Company shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Parent, Merger Sub or the Company knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party) or has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) Each of Parent, Merger Sub, the Company and their respective Affiliates shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including filing all Tax Returns consistent with the Intended Tax Treatment (and attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger), and shall take no position or action inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including, upon reasonable request, providing factual support letters. Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).

Section 1.13 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law, provided, however, that in the event that Parent or the Surviving Corporation, as applicable, determines that it is so required to deduct or withhold any such amounts (except in the case of any compensatory payments made to employees subject to wage withholding), Parent or the Surviving Corporation, as applicable, shall provide at least five Business Days’ prior written notice thereof to the Company, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Company in responding to any requests for information or clarification made by the Company in respect thereof. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.14 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the aggregate Merger Consideration in accordance with Section 2.1 without interest thereon, upon transfer of such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE II

MERGER CONSIDERATION

Section 2.1 Conversion of Company Common Stock.

(a) At the Effective Time (after giving effect to the consummation of the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options (which shall be respectively subject to Section 2.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder, and (iii) any Dissenting Shares), shall be canceled and converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio. If any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time are shares of Company Restricted Stock, then the shares of Parent Common Stock issued in exchange for such Company Restricted Stock pursuant to the immediately preceding sentence shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture as in effect immediately prior to the Effective Time, and the certificates and/or book entries representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends.

(b) Two Business Days prior to the anticipated Closing Date (by 8:00PM Eastern Time), the Company shall deliver to Parent a schedule setting forth each Stockholder and Optionholder as of the Closing, such Stockholder’s or Optionholder’s respective percentage of the Merger Consideration and corresponding number of shares of Parent Common Stock (or options to purchase Parent Common Stock) to be issued at the Closing to each such Stockholder or Optionholder (the “Equityholder Allocation Schedule”). If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Parent. Schedule 2.1 sets forth a non-binding example of the Equityholder Allocation Schedule assuming the inputs set forth therein.

Section 2.2 Effect on Capital Stock of the Company. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.3 Company Options.

(a) As of the Effective Time, each Company Option that is then outstanding shall be converted into an option relating to shares of Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Parent Option”) except that (a) such Parent Option shall relate to that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock (subject to such Company Option), multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Parent Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Section 2.3(a) in accordance with the Company Stock Plan and the applicable award agreements and to ensure that no Parent Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-3) of Parent.

Section 2.4 Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.

Section 2.5 Issuance of the Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share, with a Stockholder’s portion of the Merger Consideration that would result in a fractional share of 0.50 or greater rounding up and a Stockholder’s portion of the Merger Consideration that would result in a fractional share of less than 0.50 rounding down.

(b) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”) for the benefit of the Stockholders, for exchange in accordance with this Article II, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause Continental, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(c) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause Continental to deliver to each Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Stockholder’s shares of Company Common Stock for such Stockholder’s applicable portion of the Merger Consideration from the Exchange Fund, and promptly following receipt of a Stockholder’s properly executed letter of transmittal, deliver such Stockholder’s applicable portion of the Merger Consideration to such Stockholder.

(d) Adjustments. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration is issued.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Stockholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any Stockholders who have not theretofore complied with this Section 2.5 shall thereafter look only to Parent for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Section 2.6 No Liability. The Parties agree that Parent shall be entitled to rely conclusively on information set forth in the Equityholder Allocation Schedule and any amounts delivered by Parent to an applicable Stockholder in accordance with the Equityholder Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Stockholder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in Disclosure Schedule (which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company represents and warrants to Parent as hereafter set forth in this Article III, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 3.1 Organization, Qualification and Standing.

(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to so qualify or to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Parent, are in full force and effect. The Company is not in violation of its Organizational Documents.

(b) Schedule 3.1 sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Schedule 3.1, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of the Company has been duly incorporated or formed and, except as set forth on Schedule 3.1, is validly existing as a corporation or limited liability company in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and the jurisdictions in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, and has the corporate power and authority to own, lease and operate its Assets and to conduct its business as presently conducted. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any Lien (except for Permitted Liens). None of the Company’s Subsidiaries is in violation of its Organizational Documents.

Section 3.2 Authority; Enforceability. The Company’s board of directors has declared the Merger, this Agreement and the Transactions contemplated herein advisable. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions, other than the Company Stockholder Approval. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Stockholder Approval. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and, as to enforceability, subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The (i) affirmative vote of (A) holders of a majority of the Company Capital Stock, (B) holders of a majority of the Company Common Stock, and (C) holders of seventy percent (70%) of the outstanding shares of Company Preferred Stock, which such holders must also satisfy the definition of “Required Vote” as defined in the Company’s Third Amended and Restated Certificate of Incorporation as in effect as of the date hereof (collectively, the “Requisite Company Vote”) having voting power present in person or represented by proxy at a meeting of the Company’s stockholders at which a quorum is present or (ii) written consent of the Requisite Company Vote, is the only vote or consent of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions (the “Company Stockholder Approval”).

Section 3.3 Consents; Required Approvals. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, no notices to, filings with, or authorizations, consents or approvals from any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement, each other Transaction Document or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the Hart-Scott-Rodino Act (“HSR Act”) pre-merger notification filing with the Federal Trade Commission and the Department of Justice (the “HSR Filing”) and filings as may be required under any other applicable antitrust Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Non-contravention. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation of the Merger and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Assets are subject, (b) violate any provision of the Organizational Documents of the Company, any Subsidiary thereof or any Affiliate thereof (subject to obtaining the Company Stockholder Approval), (c) violate, conflict with, result in a breach of, constitute (or with due notice or lapse of time or both would become) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Material Contract, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or its Subsidiaries, except, in the case of each of clauses (a), (c), and (d), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 166,000,000 shares of Company Common Stock, of which 14,196,742 shares are issued and outstanding as of the date of this Agreement, and (y) 128,224,305 shares of Company Preferred Stock (of which (i) 55,700,000 shares are designated Series A Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (ii) 45,372,050, shares are designated Series B Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), and (iii) 27,152,255 shares are designated Series B-1 Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series B-1 Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. As of the date of this Agreement, all outstanding shares of the Company Common Stock are owned of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite their respective names. Schedule 3.5(a) sets forth for each outstanding Company Option, the name of the Person holding such Company Option and the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and whether such Company Option is subject to acceleration as a result of the Transactions. All of the outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(b) As of the date hereof, there are (other than the Company Options set forth in Schedule 3.5(a)), and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (vi) Lien (other than a Permitted Lien) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(c) With respect to the Company Options that were issued and remain outstanding as of the date of this Agreement, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company board of directors, or a committee thereof and (ii) each Company Option was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Stock Plan. Except as described on Schedule 3.5(c) or as set forth in a Benefit Arrangement, no employee or other Person has an offer letter or other Contract or Benefit Arrangement that contemplates a grant of, or right to purchase or receive: (A) options, restricted stock unit awards or other equity awards with respect to the equity of the Company or (B) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement. The treatment of Company Options under this Agreement, complies in all respects with applicable Law and with the terms and conditions of the Company Stock Plan and the applicable Company Option or award agreements.

(d) Upon the consummation of the Merger, Parent will own all of the issued and outstanding capital stock and equity securities of the Company free and clear of all Liens (other than Permitted Liens).

Section 3.6 Bankruptcy. Neither the Company nor any of its Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries is, and after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.

Section 3.7 Financial Statements. Attached hereto as Schedule 3.7 are true, complete and correct copies of (a) the audited balance sheet of the Company, and the related statement of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2019 (collectively, the “Annual Financial Statements”) and (b) the audited balance sheet of the Company as of December 31, 2020 (the “Interim Balance Sheet” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared on an accrual basis in conformity with U.S. GAAP (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, subject, in the case of the Company Financial Statements, to normal and year-end adjustments as permitted by GAAP. Except as otherwise noted therein, the Company Financial Statements (i) were prepared from the Books and Records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Company’s financial condition as of their dates; and (iii) contain and reflect adequate provisions for all material liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to Parent true, complete and correct copies of all “management letters” received by it from its accountants and all responses by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants since January 1, 2019. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

Section 3.8 Liabilities.

(a) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) as set forth in Schedule 3.8(a), (iv) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not yet required to be performed, or (v) for Liabilities incurred in connection with the Transactions, the Company has no Liabilities of a nature required to be reflected on a balance sheet of the Company prepared in accordance with GAAP.

(b) Set forth in Schedule 3.8(b) is a list of all Indebtedness of the Company and its Subsidiaries for borrowed money. Neither the Company nor any of its Subsidiaries has guaranteed any other Person’s Indebtedness for borrowed money.

Section 3.9 Internal Accounting Controls. The Company and its Subsidiaries have established a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects; (c) access to material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.10 Absence of Certain Developments. Between the Balance Sheet Date and the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if such action were taken between the Balance Sheet Date and the date hereof, would have required Parent consent pursuant to Section 5.1. Neither the Company nor any of its Subsidiaries has received any grant or other financial support, financial benefits or relief from any Governmental Authority, including pursuant to any COVID-19 Law programs or under any COVID-19 Law.

Section 3.11 Accounts Payable. Other than as set forth on Schedule 3.11, the Company does not have any accounts receivable. The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

Section 3.12 Compliance with Law.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been since January 1, 2018, is in, nor has any Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would constitute or result in a violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply with, or any Liability suffered or incurred by the Company or any of its Subsidiaries in respect of any violation of or material noncompliance with, any Laws and Orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance.

(b) The Company and each of its Subsidiaries has all Permits necessary for the conduct of its business as presently conducted, and (i) each of the Permits is in full force and effect; (ii) the Company and each of its Subsidiaries are in compliance with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Title to Properties.

(a) Section 3.13(a) of the Disclosure Schedules sets forth as of the date hereof the address of each real property owned by the Company (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable title to all Owned Real Property and valid leasehold interests in all Leased Real Property (as defined below), except where the failure to have such good and marketable title or valid leasehold interests would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Owned Real Property or Leased Real Property is subject to any Lien, except Permitted Liens.

(b) Schedule 3.13(b) hereto includes a true, complete and correct list, as of the date hereof, of (i) all Contracts under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies any real property as a lessee, sublessee, licensee or occupant thereof, whether in the Company’s or any Subsidiary’s capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (such Contracts are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased, subleased, licensed or otherwise used or occupied pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has made available to Parent true, complete and correct copies of all Real Property Leases. No Person other than the Company or any of its Subsidiaries has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. There are no parties physically occupying or using any portion of any of the Leased Real Properties nor, to the Knowledge of the Company, do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company.

(c) As of the date hereof, (i) all required deposits and additional rents due to date pursuant to each Real Property Lease have been paid in full; (ii) neither the Company nor any Subsidiary has prepaid rent or any other amounts due under any Real Property Lease more than 30 days in advance; and (iii) no party has any rights of offset against any rents, required security deposits or additional rents payable under any Real Property Lease.

(d) The Company and each of its Subsidiaries owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of their respective material Assets which are tangible in nature. The Company and each of its Subsidiaries owns, leases under valid leases or has use of and/or valid access under valid agreements to all material facilities, machinery, equipment and other tangible Assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery and equipment are in good working condition and repair and generally are adequate and suitable in all material respects for their present use, Ordinary Course wear and tear excepted.

Section 3.14 International Trade Matters; Anti-Bribery Compliance.

(a) The Company and its Subsidiaries currently are and, since January 1, 2018 have been, in material compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company, its Subsidiaries, nor any director or officer, nor any employee or agent of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company, its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company, nor its Subsidiaries, has received written notice of, nor, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(d) Tango is not a U.S. business that (i) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (ii) performs the functions set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in the Defense Production Act of 1950.

Section 3.15 Tax Matters.

(a) The Company and its Subsidiaries have filed (taking into account all applicable extensions) when due all income and other material Tax Returns required by applicable Law to be filed with respect to the Company and each of its Subsidiaries, and all material Taxes (whether or not shown on any Tax Returns) of the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, and all such Tax Returns were true, complete and correct in all material respects as of the time of such filing.

(b) There is no Proceeding, audit or claim now pending against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax or assessment, nor is any Proceeding for additional Tax or assessment asserted in writing by any Governmental Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor is any such assertion, to the Knowledge of the Company, threatened.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract (other than any such agreement solely between the Company and its existing Subsidiaries and any Contracts entered into in the Ordinary Course not relating primarily to Taxes) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e) Except as set forth in Section 3.14(e) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in Ordinary Course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that will remain outstanding as of the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any Assets of the Company or its Subsidiaries other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any other agreement with any Governmental Authority in respect of which the Company could have any material Tax Liability after the Closing.

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing outside the Ordinary Course.

(m) Neither the Company nor any of its Subsidiaries is required to include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto including pursuant to Section 965(h) of the Code.

(n) Neither the Company nor any of its Subsidiary has claimed any Tax credit or deferral pursuant to a COVID-19 Law.

Section 3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, (v) material unregistered trademarks; (vi) all trade secrets, provided however that the disclosure of trade secrets is made to the Knowledge of the Company and only includes a general description of such trade secrets; and (vii) and material proprietary software Intellectual Property, in each case that are owned by the Company or any of its Subsidiaries (collectively, and together with other Intellectual Property owned by the Company or any of its Subsidiaries, the “Scheduled Intellectual Property”). All of the registrations, applications, and issuance within the Scheduled Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired, abandoned, or otherwise terminated, and payment of all renewal and maintenance fees due in respect thereto, and all filings related thereto, have been duly made. To the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid. Immediately after the Closing, the Company and its Subsidiaries will continue to have the right to exploit all Owned Intellectual Property and Licensed Intellectual Property on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to Closing. Except as set forth in Schedule 3.16(a), there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Owned Intellectual Property within ninety (90) days after the date of this Agreement.

(b) The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens. Except as set forth on Schedule 3.16(b), (i) no Owned Intellectual Property is or has been, in the four (4) year period immediately prior to the date of this Agreement, the subject of any opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing, (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is or has been, in the four (4) year period immediately prior to the date of this Agreement, subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property, and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing. The product candidate under development by the Company and methods of using the product candidate fall within the scope of the claims or one or more pending patent applications owned by, or exclusively licensed to, the Company.

(c) To the Knowledge of the Company, the Company or its Subsidiaries has valid, sufficient, subsisting and enforceable rights to use all Licensed Intellectual Property. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 3.25(f) and all applicable Contracts involving Public Software. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or Licensed Intellectual Property.

(d) To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted in the four (4) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently or previously used by the Company or any of its Subsidiaries in the four (4) year period immediately preceding the date here, does not infringe, misappropriate, or violate any Intellectual Property of any Person. Except as set forth in Schedule 3.16(d),there is no Proceeding pending or threatened in writing in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person, and there is no existing fact or circumstances that to the Knowledge of the Company that would reasonably be expected to result in such a Proceeding.

(e) Schedule 3.16(e) sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect or except as set forth in Schedule 3.16(e), to the Knowledge of the Company, no Person is or was in the four (4) year period immediately preceding the date hereof infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to Company or any of its Subsidiaries..

(f) Each current and former officer and employee, contractor and other Person involved in the development or creation of any Intellectual Property on behalf of the Company or any of its Subsidiaries has executed a written agreement with the Company or applicable Subsidiary (i) obligating such person to maintain the confidentiality of the Company’s or applicable Company Subsidiary’s confidential information both during and after the term of such Person’s employment or engagement; (ii) containing work-made-for-hire provisions for copyrightable Intellectual Property authored by such Person during the term of such Person’s employment or engagement; and (iii) assigning to the Company or Subsidiary all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, there has not been any breach by any such Persons to any such agreement. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(g) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h) The Company and its Subsidiaries have established and implemented, and are operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby against loss, unauthorized access or other misuse, including the implementation of commercially reasonably data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. For the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions or use, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, and there have not been any unauthorized access or use of any information (including Sensitive Data) stored thereon or transmitted thereby except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are (i) sufficient in all material respects for the current operations of the Company and its Subsidiaries and, to the knowledge of the Company, all currently contemplated operations, and (ii) operate in material conformance with their documentation and without any material defect, unavailability, virus, malware or error.

(i) The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services (the “IT Providers”) to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information, have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data or Protected Health Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and Protected Health Information.

(j) To the Knowledge of the Company, since the Company’s inception, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data or Protected Health Information in the possession, custody or control of any such IT Provider.

(k) The Company and its Subsidiaries have in place and have previously had in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ personal data. The Company and its Subsidiaries have materially complied with the then applicable Privacy Policy and all applicable Laws relating to the collection, use, storage and transfer of personal data. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not violate any such Privacy Policies and Company has provided Parent true, correct and complete copies of such Privacy Policies.

(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of personal data.

(m) Except as set forth in Schedule 3.16(m) none of the tangible embodiments of Owned Intellectual Property (including Software) is currently or was in the past distributed or used by the Company or any Subsidiary with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 3.16(m) further identifies the Public Software with which such identified tangible embodiments were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.

(n) The Company and the Subsidiaries are in actual possession and control of the source code of the software within the Owned Intellectual Property and all documentation, specifications and know-how related. Except as set forth on Schedule 3.16(n), no Person other than the Company and the Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

(o) Schedule 3.16(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which Company or any of its Subsidiaries is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company or its Subsidiaries is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to Company. Company and its Subsidiaries are not bound by, or has agreed to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Person that requires or purports to require Company or its Subsidiaries to contribute, disclose or license any Intellectual Property to such Person or its other members. Company and its Subsidiaries have not made any written Patent disclosures to any Standards Body. Company and its Subsidiaries are in material compliance with all Standards Agreements that relate to Intellectual Property. Company and its Subsidiaries are not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s or its Subsidiaries’ conduct with respect to any Standards Body.

Section 3.17 Insurance.

(a) Schedule 3.17 sets forth, as of the date hereof, a true, complete and correct list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company and its Subsidiaries (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company and its Subsidiaries (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Policies and Bonds are of at least like character and amount as are carried by like businesses similarly situated, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) All such Policies and Bonds are in full force and effect and will not in any way be affected by or terminated or lapsed by reason of the consummation of the Transactions. Neither (i) the Company nor any of its Subsidiaries is in default under any provisions of the Policies or Bonds, except as would not reasonably be expected to have a Company Material Adverse Effect, and there is no claim by the Company or any of its Subsidiaries or any other person, corporation or firm pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds; and (ii) the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof.

Section 3.18 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened by or against the Company or its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliates, and neither the Company nor any of its Subsidiaries is bound by any Order. As of the date hereof, the Company does not have any Proceeding pending against any Governmental Authority or other Person. To the Knowledge of the Company, there is no basis for any Material Vendor to assert a claim against the Company or any of its Subsidiaries based upon the Company entering into of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions.

Section 3.19 Bank Accounts; Powers of Attorney. Schedule 3.19 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company and each of its Subsidiaries has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

Section 3.20 Material Vendors. Schedule 3.20 sets forth the twenty (20) largest vendors (including, without limitation, suppliers and manufacturers) of the Company and its Subsidiaries by expense, in each case for the 12-month period ended December 31, 2020 (each a “Material Vendor”). No such Material Vendor has terminated or adversely changed its relationship with the Company nor has the Company received written notification that any such Material Vendor intends to terminate or materially and adversely change such relationship or that such Material Vendor is not solvent. There are no currently pending or, to the Knowledge of the Company, threatened disputes between the Company and any of its Material Vendors that (a) could reasonably be expected to materially and adversely affect the relationship between the Company and any Material Vendor or (b) could reasonably be expected to materially and adversely affect the Company.

Section 3.21 Labor Matters.

(a) Since January 1, 2018, the Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Since January 1, 2018, the Company and each of its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and neither the Company nor any of its Subsidiaries currently employs, and has never employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since January 1, 2018, to the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is delinquent in material payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c) There is no unfair labor practice complaint pending, or to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(d) There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has engaged in any location closing or employee layoff activities that would trigger notice or liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(e) No labor union represents any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Since January 1, 2018, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries regarding their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or union contract.

(f) To the Knowledge of the Company, (i) no Key Employee or officer of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or Key Employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries or (B) the Company’s business or operations; or (ii) no Key Employee or officer of the Company or any of its Subsidiaries, or any group of officers of the Company, has given written notice of their interest to terminate their employment with the Company, nor does the Company have any intention to terminate the employment of any of the foregoing.

(g) Except as set forth on Schedule 3.21(g), the employment of each of the Key Employees is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All material sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued on the accounting records of the Company and its Subsidiaries.

(h) Since January 1, 2018, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company and each of its Subsidiaries, to the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Benefit Arrangement purposes and, to the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability by reason of any individual who performs or performed services for the Company or any Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Since January 1, 2018, to the Knowledge of the Company, each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to the Company.

(i) Except as set forth on Schedule 3.21(i), since January 1, 2018 neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

(j) Each current and former employee and officer, and where appropriate, each consultant, of the Company and its Subsidiaries has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof, and the Company will take reasonable efforts to prevent any violation prior to Closing. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company and its Subsidiaries, no current or former employee, officer or consultant of the Company or any of its Subsidiaries has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company or any of its Subsidiaries from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

Section 3.22 Employee Benefits.

(a) Schedule 3.22(a) sets forth an accurate and complete list of all material “Benefit Arrangements.” For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured, formal or informal) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant or other service provider of the Company or any Subsidiary or under which the Company or any of its Subsidiaries has any potential Liability.

(b) With respect to each Benefit Arrangement, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) annual report and accompanying schedule for the previous three years; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any Subsidiary from the IRS regarding the tax-qualified status of such Benefit Arrangement and (vi) written results of all required compliance testing for the previous three years.

(c) With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of ERISA, the Code and other applicable Law; (ii) there are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or, to the Knowledge of the Company, against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter with respect to the operation of such Benefit Arrangement which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company or any of its Subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since January 1, 2018 have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP, in each case, in all material respects; and (vi) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.

(d) Since January 1, 2018, no Benefit Arrangement is, and none of the Company, any of its Subsidiaries, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Since January 1, 2018, no event has occurred and no condition exists that would subject the Company or the Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material and unpaid (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. None of the Benefit Arrangements provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, or any other applicable Law.

(e) Except as specified in Schedule 3.22(e), neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company and its Subsidiaries; (ii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(f) Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the Transactions. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(g) Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(h) Each Benefit Arrangement that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

Section 3.23 Related Party Transactions.

(a) Schedule 3.23 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2018 and the date hereof, between the Company or any of its Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2018 and ended on the date hereof by any current or former Affiliate to the Company or any of its Subsidiaries.

(b) None of the Stockholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

Section 3.24 Material Contracts. Schedule 3.24 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts (other than Benefit Arrangements) to which the Company or any of its Subsidiaries is a party (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):

(a) Collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization, or other Contract providing for co-employment of employees of the Company or any of its Subsidiaries, or Contract with a professional employer organization or co-employer organization or other Contract provision for co-employment of employees of the Company or its Subsidiaries;

(b) Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement, the other Transaction Documents to which the Company is a party or the Closing in connection with any of the Transactions;

(c) Contract relating to Indebtedness, including the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company or any of its Subsidiaries and issuance of any Indebtedness by the Company or its Subsidiaries in excess of $150,000;

(d) any Real Property Lease or Contract under which the Company or any of its Subsidiaries is the lessee of or the holder or operator of any material personal property owned by any other Person;

(e) Contract under which the Company or any of its Subsidiaries is the lessor of or permits any third Person to hold or operate any Owned Real Property, Leased Real Property or material personal property owned or controlled by the Company or any of its Subsidiaries;

(f) IP Contracts;

(g) Affiliate Contracts;

(h) Contracts involving any Governmental Authority other than Contracts for the sale of the Company’s products in the Ordinary Course;

(i) Contracts related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person; and

(j) Contracts with Material Vendors.

Each Material Contract (x) is valid, binding and enforceable against the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company and its Subsidiaries, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. There has been made available to Parent a true, complete and correct copy of each of the Material Contracts listed on Schedule 3.24.

Section 3.25 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Except as set forth on Schedule 3.25(a):

(i) the Company, its officers, directors, managers, employees, to the Knowledge of the Company, the Company’s agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information, are and have been at all times since the Company’s inception, in compliance in all material respects with all applicable Privacy Laws;

(ii) (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry under any Privacy Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Privacy Law;

(iii) since the Company’s inception, there has been no loss, damage or unauthorized access, use, disclosure or modification, or breach of security, with respect to the Company’s collection, creation, use, disclosure, transmission, storage or maintenance of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(iv) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or, and, to the Knowledge of the Company, a subcontractor, agent or vendor of the Company, and the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(v) neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) and has not been required to report any breach of such “unsecured protected health information”.

(b) The Company has implemented, maintains and at all times since the Company’s inception has maintained reasonable and appropriate policies and procedures to maintain the privacy and security of Personal Data and Protected Health Information in accordance with the Privacy Laws (collectively the “Privacy Statements”). The Company complies in all respects with all applicable Privacy Laws, including regulations promulgated by the U.S. Federal Trade Commission and the U.S. Department of Health and Human Services, and any of their respective sub-agencies, as well as any state agency or similar Governmental Authority. The Company’s use and disclosure of Personal Data or Protected Health Information is and at all times since the Company’s inception has been in compliance with such Privacy Statements, the Privacy Laws and with all applicable Contracts to which the Company is a party.

(c) All activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under applicable Privacy Laws, and the Contracts relating to Personal Data or Protected Health Information.

(d) Each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

Section 3.26 Compliance with Health Care Laws and Certain Contracts. Except as set forth on Schedule 3.26(a):

(a) the Company, including the conduct of its business, is and has been at all times since the Company’s inception in compliance in all material respects with all applicable Health Care Laws;

(b) (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(c) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or, to the Knowledge of the Company, a subcontractor or agent of the Company, and the Company has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(d) none of the Company or any of its current officers, directors, managers, employees or, to the Knowledge of the Company, any of its agents or subcontractors has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid or any other similar reimbursement program (each, a “Health Care Program”); and

(e) none of the Company or its officers, directors, managers, employees, or, to the Knowledge of the Company, its agents or subcontractors has been, is currently or imminently will be excluded, debarred, suspended, or otherwise ineligible to participate in any Health Care Program or has been charged with or convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible;

(f) the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;

(g) the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Authorities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

(h) the Company has made available to Parent all written communications with Governmental Authorities, or their contractors, regarding disputes, inquiries or investigations pertaining to the Company’s access to such claims system and has resolved all such disputes, inquiries, and investigations.

Section 3.27 SEC Matters. The information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, will not as of the Form S-4 Effective Date and date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of Parent Stockholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Section 3.28 Brokers and Other Advisors. Except as set forth on Schedule 3.28, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

Section 3.29 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III, none of the Company, the Company Subsidiaries or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company or any Company Subsidiary, and the Company and the Company Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company, any Company Subsidiary or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). Without limiting the generality of the foregoing, except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedules), the Company hereby expressly disclaims any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Parent or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions”, in response to questions submitted by or on behalf of Parent or otherwise by any director, manager, officer, employee, agent, advisor, consultant, or representative of the Company or any of their respective Affiliates).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

Section 4.1 Organization, Qualification and Standing. Each of Parent and Merger Sub are duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of each of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is not in violation of its Organizational Documents.

Section 4.2 Authority; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either is a party, and the consummation by Parent and Merger Sub of the Transactions, has been duly authorized and approved by their respective boards of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement, the other Transaction Documents to which either is a party, and the consummation by them of the Transactions. This Agreement and the other Transaction Documents to which either is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 Non-contravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which either is a party by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub or (b) assuming that the authorizations, consents and approvals referred to in Section 4.7 are obtained and the filings referred to in Section 4.7 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any contract or other agreement to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 4.4 Brokers and Other Advisors. Except for the deferred underwriting commissions in the amount of $5,836,250, in the aggregate, payable to SVB Leerink LLC (“SVB Leerink”) and Goldman Sachs & Co. (“Goldman Sachs”), as described in the Parent SEC Documents (the “Business Combination Fees”), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or its Affiliates who might be entitled to any fee or commission from the Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 4.5 Capitalization.

(a) The authorized share capital of Parent consists of 30,000,000 shares of Parent Common Stock, of which 21,377,250 shares of Parent Common Stock are issued and outstanding as of the date hereof and 1,000,000 shares of Parent Preferred Stock, of which none are issued and outstanding as of the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. Other than as set forth in the Parent SEC Documents, and any promissory notes that may be issued by the Sponsor to the Parent for working capital purposes that are set forth on Schedule 4.5 there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the Parent SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Parent Common Stock. There are no outstanding contractual obligations of the Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Other than Merger Sub, Parent does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

Section 4.6 Issuance of Shares. The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

Section 4.7 Consents; Required Approvals. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by Parent and/or Merger Sub of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware by the Company, and (b) the HSR Filing.

Section 4.8 Trust Account. As of March 31, 2021, Parent has $166,809,388.80 in the trust account established by Parent for the benefit of its Parent Public Stockholders at Morgan Stanley Smith Barney LLC (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement, dated as of September 2, 2020, between the Parent and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Parent has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees payable to SVB Leerink and Goldman Sachs, for deferred underwriting commissions as described in the Parent SEC Documents and the Parent Public Stockholders who elect to redeem their shares of Parent Common Stock pursuant to Parent’s Certificate of Incorporation), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Common Stock in accordance with the provisions of the Parent’s Organizational Documents.

Section 4.9 Employees.

(a) Other than any officers as described in the Parent SEC Documents and consultants and advisors in the Ordinary Course, Parent and Merger Sub have never employed any employees or retained any contractors.

(b) Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, neither Parent nor Merger Sub has any unsatisfied material Liability with respect to any officer or director.

(c) Parent and Merger Sub have never, and do not currently, maintain, sponsor, or contribute to or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Benefit Arrangement” determined as if such definition referenced Parent instead of the Company (“Parent Benefit Arrangement”).

Section 4.10 Tax Matters. For purposes of this Section 4.10, any reference to “Parent” shall also include Merger Sub.

(a) Parent has filed (taking into account all applicable extensions) when due all income or other material Tax Returns required by applicable Law to be filed by Parent, all material Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, and all such Tax Returns were complete and correct in all material respects as of the time of such filing.

(b) There is no material Proceeding, audit or claim now in progress against Parent in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Governmental Authority that has not been resolved or settled in full.

(c) No written claim has been made by any Governmental Authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor is any such assertion, to the Knowledge of the Parent, threatened.

(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e) Parent has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than extensions requested in the Ordinary Course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of Parent that will remain outstanding as of the Closing Date.

(g) Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any Assets of Parent other than Permitted Liens.

(i) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Governmental Authority in respect of which Parent could have any material Tax Liability after the Closing. Parent does not have any request for a ruling in respect of Taxes pending between Parent and any Governmental Authority.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.

(k) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing.

(m) Parent is not required to include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect to Section 965(h) of the Code.

(n) Parent has not claimed any Tax credit or deferral pursuant to a COVID-19 Law.

(o) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.11 Listing. Parent Common Stock is listed on Nasdaq with trading ticker BCTG. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock on Nasdaq.

Section 4.12 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of Parent Common Stock under the Exchange Act. Parent has taken no action in an attempt to terminate the registration of Parent Common Stock under the Exchange Act.

Section 4.13 Undisclosed Liabilities. Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (b) such Liabilities arising in the ordinary course of Parent’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would have a Parent Material Adverse Effect taken as a whole.

Section 4.14 Parent SEC Documents and Parent Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modification that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents and Additional Parent SEC Documents is in conformity with GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document (the “Parent Certifications”). Each of the Parent Certifications is true and correct.

(d) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(e) Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company, to the extent applicable, a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data.

(f) Parent has no off-balance sheet arrangements. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(g) Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices or fraud. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent board of directors (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent board of directors or any committee thereof.

(h) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(i) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) Except as and to the extent set forth in Parent SEC Documents, neither Parent nor Merger Sub has any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business.

(k) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.15 Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities directed toward completing a business combination (as defined in Parent’s Organizational Documents). Merger Sub was formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or Liability, other than as contemplated by this Agreement. Except as set forth in Parent’s Organizational Documents, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing. Other than Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.16 Parent Contracts. Except as disclosed in the Parent SEC Documents, as of the date hereof, Parent is not party to any Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the Ordinary Course).

Section 4.17 PIPE Financing. Parent has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons who have committed to purchasing Parent Common Stock in connection with the Transactions prior to the Closing (each, a “Parent Investor”). To the Knowledge of Parent, each Subscription Agreement is in full force and effect and is legal, valid and binding upon Parent and the applicable Parent Investor, enforceable in accordance with its terms. As of the date hereof, each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Parent Investor in any respect. As of the date hereof, there are no side letters or Contracts to which Parent or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the Transactions other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Parent has, and to the Knowledge of Parent, each Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the Knowledge of Parent as of the date hereof, any Parent Investor, (ii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, constitute a failure to satisfy a condition on the part of Parent or, to the Knowledge of Parent as of the date hereof, the applicable Parent Investor or (iii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, to the Knowledge of Parent as of the date hereof, result in any portion of the amounts to be paid by each Parent Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 4.18 Litigation. (a) There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or rights, and (b) none of Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Parent, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.19 Independent Investigation. Parent acknowledges that it has conducted its own independent review and analysis of the business, operations, enrollment, assets, liabilities, results of operations, financial condition and prospects of the Company, and acknowledges that the Company has provided Parent with adequate access to the personnel, properties, premises and books and records of the Company for this purpose.

Section 4.20 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).

Section 4.21 Investment Company. Parent is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.22 Lockup. All existing lock up agreements between Parent and any of its stockholders or holders of any other securities of Parent entered into in connection with the IPO provide for a lock up period that is in full force and effect.

Section 4.23 Insider Letter Agreement. The letter agreement, dated September 2, 2020, between Parent and the Insiders, pursuant to which the Insiders agreed that if Parent solicits approval of its stockholders of an initial business combination the Insiders will vote all shares of Parent Common Stock beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such business combination, is in full force and effect (the “Insider Letter Agreement”).

Section 4.24 Board Approval. Parent’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Merger and other transactions contemplated by this Agreement, (b) determined that the Merger and other transactions contemplated hereby are in the best interests of the stockholders of Parent, (c) determined that the transactions contemplated hereby constitutes a “business combination” as such term is defined in Parent’s Organizational Documents and (d) resolved to recommend that the stockholders of Parent approve each of the matters requiring the Parent Required Vote and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Parent.

Section 4.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon and present in person, virtually or by proxy at a meeting in which a quorum is present (the “Parent Required Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to obtain approval of the Merger and this Agreement.

Section 4.26 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Parent’s Affiliates or any other Person makes any express or implied representation or warranty with respect to Parent, and Parent expressly disclaims any other representations or warranties, whether made by Parent or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors).

ARTICLE V

COVENANTS AND AGREEMENTS OF THE COMPANY

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, set forth on Schedule 5.1, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement pursuant to Article IX, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), the Company and each of its Subsidiaries (a) shall use commercially reasonable efforts to (i) conduct its business in the Ordinary Course, and (ii) preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors and (b) shall not:

(i) amend its Organizational Documents;

(ii) adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person;

(iii) (A) issue, sell, pledge, amend, grant, create a Lien upon, or authorize the issuance, sale, pledge, amendment, grant or creation of a Lien upon, any equity interests of the Company or any of its Subsidiaries, or Company Options, convertible securities, or other commitments or instruments pursuant to which the Company or any of its Subsidiaries may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or its Subsidiaries may vote, other than the (1) issuance of shares of Company Capital Stock upon the exercise, exchange or conversion of Company Options, convertible securities or other commitments or instruments or (2) the issuance of Company Options in accordance with the Company Stock Plan as in effect of the date hereof; (B) split, combine, subdivide or reclassify any of its shares of capital stock, (C) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock other than dividends from a Subsidiary of the Company, or (D) redeem, purchase or otherwise acquire any of its shares of capital stock, other than (1) forfeitures of unvested Company Options, (2) redemptions, repurchases or acquisitions of unvested Company Restricted Stock from former employees, non-employee directors and consultants, or (3) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options;

(iv) (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person other than (1) a Subsidiary of the Company or (2) not in excess of $500,000 in the aggregate or (B) incur, assume, accelerate or guarantee any Indebtedness other than (1) Indebtedness under the Credit Agreement as amended as of the date hereof and as amended or restated from time to time with respect to any amendment or restatement of the Credit Agreement for purposes of funding any activity of the Company or its Subsidiaries that does not require Parent consent pursuant to this Section 5.1 or (2) not in excess of $500,000 in the aggregate;

(v) make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) such expenditures as do not exceed $500,000 in the aggregate;

(vi) acquire, transfer, mortgage, assign, sell, lease, create a Lien upon (other than Permitted Liens) or otherwise dispose of or pledge, any Asset of the Company or any of its Subsidiaries other than (A) in the Ordinary Course. (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to Contracts in effect as of the date hereof, or (E) in the aggregate up to $500,000;

(vii) commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $500,000;

(viii) except as required under the terms of any Benefit Arrangement disclosed in Schedule 3.22, applicable Law or in the Ordinary Course: (1) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, or (2) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(ix) enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association or works council;

(x) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(xi) terminate (other than expiration in accordance with its terms) or amend any material term of any Material Contract in a manner that would adversely affect the Company following the Closing;

(xii) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit, except in the Ordinary Course;

(xiii) make (inconsistent with past practices), revoke or change any Tax election, adopt or change any Tax accounting method or period, file an amended Tax Return, enter into any closing agreement or settlement, settle any Tax claim or assessment, in each case unless such action would not have the effect of materially increasing the Tax Liability of Parent, the Company or their Affiliates for any taxable period (or portion thereof) beginning after the Closing Date or such action is required as a result of a final determination by a Governmental Authority or as otherwise required by applicable Law;

(xiv) grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company and its Subsidiaries, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course, as required under any IP Contract made available to Parent prior to the execution of this Agreement, or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by Company and its Subsidiaries);

(xv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or

(xvi) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

Provided, however, that nothing in the Section 5.1 shall require Company to do or not do anything that would be reasonably expected to violate applicable antitrust or competition Law, including the HSR Act.

The Company shall be permitted to request consent from Parent in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 5.1. For purposes of this Section 5.1, Parent shall respond (including by return email) to such request as promptly as practicable, and if Parent does not respond (including by return email) to any request within two Business Days after the Company delivers such written request for consent to Parent (including at the email addresses set forth in Schedule 5.1 or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 10.10), Parent shall be deemed to have provided its prior written consent to the taking of such action.

Section 5.2 Access to Information. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide to Parent and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company and its Subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with the Parent in its investigation of the Company; provided that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by the Company. All of such information shall be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. From and after the Closing, the Non-Disclosure Agreement shall terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries.

Section 5.3 Additional Financial Information. Within five Business Days following the execution of this Agreement, the Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended, December 31, 2020 and 2019 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”). If the Company does not deliver the Year End Financials within such five Business Day period, Parent shall have the right to terminate this Agreement in accordance with Article IX. Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than 40 calendar days following the end of each quarterly period (the “Required Financial Statements”). If the Company does not timely deliver the Required Financial Statements, Parent shall have the right to terminate this Agreement in accordance with Article IX here. All of the financial statements to be delivered pursuant to this Section 5.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Year End Financials and the Required Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than with respect to the Year End Audited Financials for the period ending December 31, 2019). The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

Section 5.4 Lock-Up. Prior to the Closing, the Company shall cause those persons set forth on Schedule 5.4 to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up for a period of 180 days (the “Lock-Up Period”) from the Closing Date (the “Lock-up Agreement”) in substantially the form attached hereto as Exhibit D.

Section 5.5 Notice of Changes. The Company shall give prompt written notice to Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied (c) any event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (d) any Proceeding initiated by or against the Company or its Subsidiaries or any of their predecessors or against any officer or director of the Company or any of its Subsidiaries in their capacity as such in an amount in controversy equal to or greater than $500,000 as set out in the filings related to such Proceeding; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Section 5.6 D&O Insurance; Indemnification of Officers and Directors.

(a) From and after the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause (i) the Organizational Documents of Parent to contain provisions no less favorable to the current or former directors, managers, officers or employees of the Company or Parent (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company or Parent, as applicable, which provisions in each case, except as required by Law, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b) Prior to the Closing Date, Parent may purchase, at the expense of the Surviving Corporation, a directors’ and officers’ liability tail insurance policy on terms and conditions satisfactory to Parent for all of the officers and directors of Parent as of immediately prior to the Merger, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent, which indemnification agreements shall continue to be effective following the Closing.

Section 5.7 Tax Matters. The Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Operations of Parent Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), Parent shall, and shall cause Merger Sub (a) to use commercially reasonable efforts to (i) conduct their respective businesses in the Ordinary Course and (ii) keep available the services of their respective officers, and (b) to not take any of the following actions:

(i) make any amendment or modification to any of Parent’s Organizational Documents or Merger Sub’s Organizational Documents, other than in connection with an amendment to extend the date by which the Merger may be consummated;

(ii) take any action in violation or contravention of any of Parent’s Organizational Documents, Merger Sub’s Organizational Documents, applicable Law or any applicable rules and regulations of the SEC or Nasdaq;

(iii) terminate or amend any material provision of any Contract to which Parent is a party to;

(iv) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests, other than in connection with the PIPE Financing;

(v) make any redemption or purchase of its equity interests, except pursuant to the Offer;

(vi) amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Trust Agreement or any other Contract related to the Trust Account;

(vii) make or allow to be made any reduction or increase in the Trust Amount, other than as expressly permitted by Parent’s Organizational Documents and the Trust Agreement;

(viii) amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any Subscription Agreement;

(ix) incur any loan or Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or Merger Sub or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for Indebtedness;

(x) merge or consolidate with or acquire any other Person or business or be acquired by any other Person or enter into any joint venture, partnership, joint marketing or joint development with another Person;

(xi) take any action or enter into any transaction, the effect of which might reasonably be expected to impair, delay, or prevent any required approvals, including expiration of the waiting period of the HSR Act, under antitrust or competition Law;

(xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiii) adopt any Parent Benefit Arrangements not in existence as of the date hereof (excluding any renewal or replacement of any Parent Benefit Arrangements in existence as of the date hereof in the ordinary course), other than the Equity Incentive Plan;

(xiv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to Parent’s Organizational Documents;

(xv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to Parent’s Organizational Documents;

(xvi) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(xvii) make (inconsistent with past practice), revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file an amended material Tax Return, enter into any material closing agreement, settlement or settle any material Tax claim or assessment;

(xviii) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or

(xix) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

Parent shall be permitted to request consent from the Company in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 6.1(b). For purposes of this Section 6.1, the Company shall respond (including by return email) to such request as promptly as practicable, and if the Company does not respond (including by return email) to any request within two Business Days after Parent delivers such written request for consent to the Company (including at the email addresses set forth in Schedule 6.1(b) or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 10.10), the Company shall be deemed to have provided its prior written consent to the taking of such action.

Section 6.2 Listing. Parent shall use its commercially reasonable efforts: (i) to maintain its existing listing on The Nasdaq Capital Market until the Closing Date and to obtain approval of the listing of the combined company on The Nasdaq Capital Market; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of Nasdaq, to (x) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and (y) to cause such shares to be approved for listing (subject to notice of issuance) on The Nasdaq Capital Market; and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this section.

Section 6.3 Trust Account. Parent has established the Trust Account from the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Parent Public Stockholders and certain parties (including the underwriters of the IPO). Prior to the Closing, Parent shall disburse monies from the Trust Account only (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. The Trust Agreement will not be amended or modified prior to the Effective Time.

Section 6.4 Insider Letter Agreement. Parent shall ensure that the Insider Letter Agreement shall not be amended, modified, terminated, waived or supplemented and shall remain in full force and effect, and that the Insiders shall vote in favor of this Agreement and the Merger and the other Parent Proposals in accordance with the terms thereof.

Section 6.5 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.6 Section 16 Matters. Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Merger Consideration pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 6.7 Notice of Changes. Parent shall give prompt written notice to the Company of (a) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, (c) any event, circumstance or development that would reasonably be expected to have a Parent Material Adverse Effect; and (d) any Proceeding initiated by or against the Parent or its Subsidiaries or any of their predecessors or against any officer or director of the Parent or any of its Subsidiaries in their capacity; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Section 6.8 Adoption of Equity Incentive Plan. Prior to the Closing Date, Parent shall approve and adopt an Equity Incentive Plan in substantially the form attached hereto as Exhibit H (with such changes as may be agreed in writing by Parent and the Company, the “Equity Incentive Plan”) and an employee stock purchase plan in substantially in the form attached hereto as Exhibit I (with such changes as may be agreed in writing by Parent and the Company, the “ESPP”) with share reserves and shares issuable to be included in the respective plans (as applicable) as are mutually agreed to by the parties prior to the Closing, subject to any applicable SEC disclosure requirements in connection therewith.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING

Section 7.1 No Shop. From the date hereof through the earlier of (a) the Closing Date, and (b) the date that this Agreement is properly terminated in accordance with Article VIII, neither the Company, on the one hand, nor the Parent, on the other hand, shall, and such Persons shall use commercially reasonable efforts to cause each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction (including, without limitation, providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). The Company and Parent shall keep the other Party informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. From and after the date hereof, the Company, on the one hand, and the Parent, on the other hand, shall, instruct their officers and directors to, and such parties shall instruct and cause its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction.

Section 7.2 Efforts to Consummate the Transactions.

(a)   Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger (including the satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Without limiting the foregoing, Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain consents of any Governmental Authority necessary to consummate the Transactions, including to make all filings contemplated under the HSR Act as promptly as practicable and, in any event, shall each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Days after the as of the date of this Agreement. The parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act.

(b)   Without limiting the foregoing, the Parties agree to use reasonable best efforts to (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the this Agreement or the Transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided that such material may (a) be redacted as necessary (I) to comply with contractual arrangements, (II) to address legal privilege concerns, or (III) to remove references concerning the valuation of the parties or (b) be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (5) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority.

(c)   In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, Parent, Merger Sub and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.

(d)   Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, Parent, Merger Sub or the Company or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Merger Sub or the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

(e)   The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 7.2(e). The Company shall keep Parent apprised of its efforts undertaken by reason of this (e) and the results of such efforts including by giving Parent copies of consents obtained and notices provided.

Section 7.3 PIPE Financing. Unless otherwise approved in writing by the Company, which approval shall not be unreasonably withheld, Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Parent shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.4 Cooperation with Proxy Statement; Other Filings.

(a)   The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the federal securities Laws, or reasonably requested by Parent for inclusion in the Form S-4 (as hereinafter defined) and Offer Documents (as hereinafter defined). As promptly as practicable after the receipt by Parent from the Company of all such information relating to the Company, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Form S-4”), which shall include proxy materials in the form of a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from holders of Parent Common Stock to, among other things, vote in favor of the adoption the Parent Proposals at the Parent Stockholder Meeting. All Parent Common Stock issuable in the Merger shall be registered in the Form S-4. Parent shall promptly respond to any SEC comments on the Form S-4.

(b)   Parent (i) shall permit the Company and its counsel to review and comment on the Form S-4/Proxy Statement, and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Form S-4/Proxy Statement, or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4/Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4/Proxy Statement or any amendment or supplement thereto has been filed with the SEC, when all SEC comments to the Form S-4/Proxy Statement have been cleared and when the Form S-4/Proxy Statement will be, and is, declared effective.

(c)   Promptly following the date on which the Form S-4/Proxy Statement is declared effective by the SEC (the “Form S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call a Parent Stockholder Meeting in accordance with its Organizational Documents and the DGCL to (i) solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Merger and the approval of the other matters presented to Parent Stockholders for approval or adoption at Parent Stockholder Meeting, including, without limitation, the Parent Proposals (as hereinafter defined), and (ii) provide its stockholders the opportunity to elect to effect a redemption as contemplated in Section 7.4(f) below. The prospectus included in the Form S-4 shall be distributed to the Company Stockholders in connection with the solicitation of the Company Stockholder Approval.

(d)   Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Form S-4/Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that the Form S-4, as of the Form S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement). If at any time prior to Closing, a change in the information relating to Parent or any other information furnished by Parent for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, it shall promptly notify the Company of such change. If at any time prior to Closing, a change in the information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Parent of such change. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e)   In the Proxy Statement, Parent shall seek, in accordance with Parent’s Organizational Documents and applicable securities Laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, from the holders of Parent Common Stock, approval of certain proposals, including (i) adoption and approval of the Second Amended and Restated Certificate of Incorporation of Parent set forth in Exhibit E, with effect from the Closing, increasing the number of authorized shares of Parent Common Stock for issuance, and changing Parent’s name to “Tango Therapeutics, Inc.” (including any separate or unbundled proposals as may be required to implement the foregoing); (ii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Stockholders in connection with the Merger as well as any other approval that may be required under the Nasdaq rules; (iii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock in connection with the PIPE Financing; (iv) approval of the appointment of the Company’s Designees to the Post-Closing Board of Directors as contemplated by Section 1.6; (v) approval of the Equity Incentive Plan and the ESPP as provided in Section 6.8; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to either establish a quorum or to approve and adopt any of the foregoing, provided that, without the consent of the Company, in no event shall Parent adjourn the Parent Stockholders Meeting for more than ten (10) Business Days later than the most recently adjourned meeting; and (vii) approval to obtain any and all other mutually agreed upon approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (i) through (vii) are referred to as the “Parent Proposals”).

(f)   Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4/Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to the Parent Public Stockholders to redeem all or a portion of their Parent Common Stock, up to that number of Parent Common Stock that would permit Parent to maintain net tangible assets of at least $5,000,001, all in accordance with and as required by Parent’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Offer”). In accordance with Parent’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Parent Common Stock held by Parent Public Stockholders who have elected to redeem such Parent Common Stock.

(g)   Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer, and pursuant to Parent’s Organizational Documents. Nothing in this Section 7.4(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(h)   Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parents may make any public filing with respect to the Merger to the extent required by applicable Law; provided, however, Parent (i) shall permit the Company and its counsel to review and comment on any such filing and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file any such filing or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

Section 7.5 Stockholder Vote; Recommendation of Parent’s Board of Directors. Parent, through Parent’s board of directors, shall recommend that Parent’s stockholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement. Parent’s board of directors shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of the Parent Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Parent, a “Modification in Recommendation”).

Section 7.6 Parent Stockholders’ Meeting.

(a)   Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote on Parent Proposals at the Parent Stockholders’ Meeting. Parent Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Organizational Documents, after the Form S-4 Effective Date, but in no event later than 30 days following the Form S-4 Effective Date. Parent shall take reasonable measures to ensure that all proxies solicited in connection with Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent (after consultation with the Company) reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Required Vote for each Parent Proposal, whether or not a quorum would be present or (ii) it will not have sufficient Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting in compliance with the DGCL and Parent’s Organizational Documents, as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

(b)   Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the Transactions, in its capacity as the sole stockholder of Merger Sub.

Section 7.7 Form 8-K; Press Releases.

(a)   As promptly as practicable after execution of this Agreement, but no later than two Business Days thereafter, Parent will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which has been provided to the Company prior to the date of this Agreement and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Parent and the Company.

(b)   Prior to the Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and, as soon as practicable thereafter, file a Current Report on Form 8-K with the SEC.

Section 7.8 Fees and Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Transaction Expenses and the Parent Transaction Expenses related to the Merger and the Transactions. Notwithstanding the foregoing, fees for the HSR Filing shall be paid one-half by the Company and one-half by Parent. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 7.8 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 7.9 Section 368 Reorganization. Notwithstanding any other provision in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule to the contrary, each of the Parties shall, and shall cause each of their respective Affiliates to, not take any action that would reasonably be expected to prevent or impede the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 7.10   Stockholder Litigation. In the event that any litigation related to this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing, Parent shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   There shall not be any Order or Law in effect that restrains, enjoins, prevents, prohibits or make illegal the consummation of the Merger;

(b)   The Merger and each of the Parent Proposals (other than the Parent Proposals described in Section 7.4(e)(v)-(vii)) have been approved by the Parent Required Vote in accordance with the provisions of Parent’s Organizational Documents and the DGCL;

(c)   The Parent’s initial listing application in connection with the Transactions shall have been approved by Nasdaq so that immediately following the Merger, Parent satisfies any applicable initial and continuing listing requirements of Nasdaq;

(d)   After giving effect to all redemptions of Parent Common Stock pursuant to the Offer, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger;

(e)   All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained;

(f) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement; and

(g)   All required filings under the HSR Act shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   The Fundamental Representations (other than Section 3.5(a)) set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, except the Fundamental Representations (other than Section 3.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time. Section 3.5(a) shall be true and correct in all material respects as of the date hereof and as of the Closing, except (i) for the portions of Section 3.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 3.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of the Company valued at less than $250,000. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of the representations and warranties of the Company set forth in Article III (other than the Fundamental Representations) that, in the aggregate, would not have a Company Material Adverse Effect;

(b)   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c)   Since the date of this Agreement, here shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d)   Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);

(e)   The Company Preferred Stock Conversion shall have been consummated;

(f) The Company shall have executed and delivered to the Parent a copy of each Transaction Document to which it is a party;

(g) The Stockholders set forth on Schedule 8.2(g) shall have executed and delivered to Parent the applicable Lock-Up Agreements;

(h) Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the Closing Date, are attached to such certificate;

(i) Parent shall have received copies of third party consents set forth on Schedule 8.2(j) in form and substance reasonably satisfactory to the Parent, and no such consents have been revoked and the PIPE Financing and such listing shall have been approved by Nasdaq subject to official notice of issuance;

(j) Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the resolutions of the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and

(k) The Company shall have delivered to Parent a certificate of good standing with respect to the Company from State of Delaware.

Section 8.3 Conditions to Obligation of the Company. The obligation of the Company and the Stockholders to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, on and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent of changes or developments contemplated by the terms of this Agreement and (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time);

(b)   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c)   Since the date of this Agreement, here shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(d)   Parent shall have executed and delivered to the Company copy of each Transaction Document to which it is a party;

(e)   Parent shall have delivered to the Company a certificate, signed by an officer of the Company, certifying true, complete and correct copies of (i) the resolutions duly adopted by the Parent Required Vote at the Parent Stockholders’ Meeting and by the sole stockholder of the Merger Sub approving the Merger and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents; (ii) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and performance by Parent and the Merger Sub of the Transactions, including the Merger, each having been duly and validly adopted and being in full force and effect as of the Closing Date; and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (X) all officers of Parent and (Y) all persons serving as directors of Parent immediately prior to the Closing;

(f) Parent shall have delivered to the Company a certificate, signed by an officer of Parent, certifying that true, complete and correct copies of the Organizational Documents of Parent and Merger Sub, as in effect on the Closing Date, are attached to such certificate;

(g)   Parent shall have delivered to the Company certificates of good standing with respect to Parent and Merger Sub from their respective applicable jurisdictions of incorporation;

(h)   Parent and any person that is currently an Affiliate of the Company that will be deemed an Affiliate of Parent after Closing shall have entered into an amended and restated registration rights agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”);

(i) A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Merger Consideration and such listing shall have been approved by Nasdaq, subject to official notice of issuance;

(j) Except for shares of Parent Common Stock (i) issued pursuant to the PIPE Financing, and (ii) to be issued pursuant to this Agreement, from the date of this Agreement through the Closing, no shares of Parent Common Stock shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Company;

(k)   The Company shall have received the Resignation Letters of each of the directors and officers of Parent;

(l)   The Parent board of directors shall have adopted and approved the Parent Amended and Restated Bylaws;

(m)   The Closing Parent Cash shall be no less than $300,000,000; and

(n)   Parent shall have taken all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by Company.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b)   by Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Parent) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

(c)   by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article IV shall not be true and correct, or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to Parent; provided that the Company is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b) from being satisfied;

(d)   by either the Company or Parent:

(i) on or after September 30, 2021 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Order having the effect set forth in Section 8.1 shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Parent Proposals (other than the Parent Proposals described in Section 7.4(e)(v)-(vii)) shall fail to receive the Parent Required Vote for approval at the Parent Stockholders’ Meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(e)   by the Company if there has been a Modification in Recommendation.

(f) by Parent if the Company Stockholder Approval shall not have been obtained within five (5) Business Days of the delivery to the Company Stockholders of the prospectus that is part of the Form S-4, provided that the termination right under this Section 9.1(f) shall be of no further force or effect if such Company Stockholder Approval is delivered to Parent prior to the termination of the Agreement (even if after the five (5) Business Day period provided above).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 7.2 (excluding the last sentence of Section 7.2(a), Article X and this Section 9.2)), and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for any fraud, intentional misrepresentation or Willful Breach. For avoidance of doubt, the termination of this Agreement shall not affect the obligations of Parent or its Affiliates under the Non-Disclosure Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1   Amendment or Supplement. This Agreement may only be amended, modified or supplemented by a duly authorized written agreement signed by each of the Parties.

Section 10.2   Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.3   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.

Section 10.4   Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 10.5   Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer any rights upon any Person other than the Parties.

Section 10.6   Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of, or related to this Agreement, the transactions contemplated hereby or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 10.7   Specific Enforcement.

(a)   The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 10.8, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b)   Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

Section 10.8   Consent to Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 10.8.

Section 10.9   Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 10.10   Notices. Except as otherwise permitted by Section 2.1, Section 2.2, Section 5.1 and Section 6.1, all notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; (c) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepared; or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 10.10):

If to Parent or Merger Sub:

BCTG Acquisition Corp.
12860 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Aaron Davis
E-mail: notices@tavistock.com

with a copy to (which shall not constitute notice):

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

If to the Company:

Tango Therapeutics, Inc.
100 Binney Street, Suite 700

Cambridge, MA 02142

Attention: Barbara Weber

E-mail: bweber@tangotx.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, William D. Collins & Laurie A. Burlingame
Email: MBloom@Goodwinlaw.com; Wcollins@Goodwinlaw.com;

LBulingame@goodwinlaw.com

Section 10.11   Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.12   Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.13   Waiver. The Company understands that the Parent has established the Trust Account for the benefit of the Public Stockholders and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement and the Parent Organizational Documents. For and in consideration of the Parent agreeing to enter into this Agreement, the Company and the Stockholders hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.

Section 10.14   Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any (i) officer or director of such Person, (ii) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person), and (iii) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no holder of Company Capital Stock shall be deemed an Affiliate of the Company solely in respect of such share ownership in the Company.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Company Preferred Stock Conversion or (ii) issuable upon, or subject to, the exercise of Company Options (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time calculated using the treasury stock method of accounting, minus (b) the shares of Company Common Stock held in treasury outstanding immediately prior to the Effective Time.

“Alternative Transaction” mean any of the following transactions involving the Company or the Parent (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the Ordinary Course) or any class or series of the capital stock, membership interests or other equity interests of the Company or Parent in a single transaction or series of transactions (other than the PIPE Financing).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.

“Base Purchase Price” means $550,000,000.00.

“Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“Closing Company Indebtedness” shall mean the Indebtedness of the Company as of the Closing.

“Closing Parent Cash” means an amount equal to (a) the sum of (i) the Trust Amount plus (ii) the PIPE Investment Amount actually received by the Parent prior to or substantially concurrently with Closing, minus (b) any Parent Transaction Expenses that remain unpaid as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which the Company and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by Parent or its Affiliates, (vii) actions or omissions taken by the Company or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of Parent, (viii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a “Company Material Adverse Effect” has occurred), (x) pandemics, earthquakes, hurricanes, tornados or other natural disasters, or (xi) the failure by the Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which the Company or its Subsidiaries conducts business, but only to the extent of such disproportionate effect.

“Company Option” means any option to purchase shares of Company Common Stock issued under the Company Stock Plan, whether vested or unvested.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series B-1 Preferred Stock.

“Company Restricted Stock” means any outstanding shares of Company Common Stock that are unvested or subject to a risk of forfeiture or repurchase option in favor of the Company.

“Company Stockholders” means the holders of the Company Capital Stock.

“Company Stock Plan” means the Company’s 2017 Stock and Grant Plan, as amended from time to time.

“Company Transaction Expenses” means (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors, accountants and other service providers engaged by the Company in connection with the Transactions.

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.

“COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other Law intended to address the consequences of COVID-19.

“Disclosure Schedules” means the Disclosure Schedules delivered to Parent on the date hereof.

“Environmental and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Standing), Section 3.2 (Authority; Enforceability), Section 3.5(a) (Capitalization), Section 3.16(a), (b) and (d) (Intellectual Property) and Section 3.28 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing acting in such capacity.

“Health Care Laws” means all applicable Laws pertaining to the health care regulatory matters to the extent applicable to the Company’s business as currently conducted, including: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any criminal Laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (iv) all applicable Laws concerning the privacy and/or security of Sensitive Data, including the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8 and state data breach notification Laws; (v) all applicable Laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) et seq.), and the Stark Act (42 U.S.C. § 1395nn); (vi) all federal and state self-referral prohibitions, state anti-kickback, illegal remuneration and provider conflict of interest Laws; (vii) the Physician Payments Sunshine Law (42 U.S. § 1320-a7h); (viii) the Clinical Laboratories Improvements Act of 1967 and Amendments of 1988 and the regulations, rules and guidance promulgated thereunder (“CLIA”); (ix) all applicable state Laws governing laboratory licensure; and (x) all other applicable quality, safety certification and accreditation standards and requirements.

“HIPAA” has the meaning set forth in the definition of “Privacy Laws”.

“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries (inclusive of any current portion thereof), (d) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and (e) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing shall be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness shall not include any deferred revenue of the Company.

“Insiders” means the Parent’s Sponsor, officers, directors and any holder of Parent Common Stock as set forth on Schedule 10.14(a).

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b)  discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto.

“IP Contracts” means, collectively, any and all Contracts under which the Company or any of its Subsidiaries (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Owned Intellectual Property or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case excluding (A) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (B) any Contract related to Public Software, or (C) any Contract under which the Company or any of its Subsidiaries licenses any of the Owned Intellectual Property in the Ordinary Course.

“IPO” means the initial public offering of the Parent pursuant to a prospectus dated September 2, 2020 (the “Prospectus”).

“Key Employee” means any employee of the Company at the level of Senior Vice President or above.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means, (a) in the case of any Person other than the Company that is not an individual, with respect to any matter in question, the actual knowledge, after due inquiry, of such Person’s executive officers and (b) in the case of the Company, the actual knowledge, after due inquiry, of the persons set forth on Schedule 10.14(b).

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property of a third Person that is licensed to the Company or any of its Subsidiaries.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, encumbrance, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.

“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).

“Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Nasdaq” means The Nasdaq Capital Market.

“Non-Disclosure Agreement” means that certain Non-Disclosure and Confidentiality Agreement dated as of January 8, 2021 by and between the Parent and the Company.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses.

“Optionholder” means the holder of any Company Options.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means in the ordinary course of business of the Person, consistent with past practice before the date hereof.

“Organizational Documents” means the certificate or articles of incorporation and bylaws of a Person, as in effect from time to time including any amendments thereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be by the Company or any of its Subsidiaries.

“Parent Common Stock” means the shares of common stock, par value $0.0001 per share of Parent.

“Parent Financial Statements” means the audited financial statements of the Parent as of September 30, 2020 for the period from May 21, 2020 (date of inception) through September 30, 2020.

“Parent Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which Parent and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by the Company or its Affiliates, (vi) actions or omissions taken by Parent or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (vii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred) or (ix) the failure by Parent to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which Parent or its Subsidiaries conducts business, but only to the extent of such disproportionate effect.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001.

“Parent Public Stockholders” the stockholders of Parent who purchased Parent Common Stock in the IPO.

“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Governing Documents) holder of Parent Common Stock to redeem all or a portion of the shares of Parent Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Parent’s Governing Documents) in connection with the Parent Proposals.

“Parent Share Redemption Amount” means the aggregate amount payable with respect to all Parent Share Redemptions.

“Parent Stockholder” means the holders of the Parent Common Stock.

“Parent Stockholder Meeting” the meeting of stockholders of Parent Common Stock to be called for the purpose of soliciting proxies from the stockholders of Parent Common Stock to, among other things, vote in favor of the adoption of this Agreement, the approval of the Merger and the Parent Proposals.

“Parent Transaction Expenses” means all fees, expenses and disbursements incurred by or on behalf of Merger Sub or Parent for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the Transactions.

“Per Share Merger Consideration” means the quotient obtained by dividing (a) the Base Purchase Price, by (b) the number of Aggregate Fully Diluted Company Common Stock.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means only (a) Liens for Taxes not yet due and delinquent or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements in accordance with GAAP; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company or any of its Subsidiaries as presently conducted; (e) title of a lessor under a capital or operating lease; (f) Liens arising under Indebtedness to be paid at Closing; (g) Liens imposed by applicable securities Laws; (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or its Subsidiary’s Assets that are subject thereto; and (i) rights of first refusal, rights of first offer, proxy, voting trusts, voting agreements or similar arrangements.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint stock company, joint venture, a trust or any other entity, including a Governmental Authority.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.

“PIPE Investment Amount” means the purchase of shares of Parent Common Stock pursuant to the Subscription Agreements.

“Privacy Laws” means all applicable United States state and federal Laws relating to privacy and protection of Personal Data and/or Protected Health Information, including the Gramm-Leach-Bliley Act of 1999; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974; the Family Education Rights and Privacy Act of 1974; the Right to Financial Privacy Act of 1978; the Privacy Protection Act of 1980; the Fair Credit Reporting Act of 1970; the Electronic Communications Privacy Act of 1986; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Public Software” means any software or content subject to an Open Source License, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License.

“Representative” means, with respect to any Person, each of such Person’s “Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries.

“Stockholders” means the holders of Company Capital Stock.

“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

“Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Lock-up Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transactions” refers collectively to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and the transactions contemplated thereby.

“Trust Amount” means the amount of cash available in the Trust Account following the Parent Stockholder Meeting, after deducting the amount required to satisfy the Parent Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Parent Transaction Expenses (including transaction expenses incurred, accrued, paid or payable by Parent’s Affiliates on Parent’s behalf), as contemplated by Section 7.8).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 10.15   Interpretation.

(a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. The word “or” shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.

(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.16   Publicity. Except as required by any Governmental Authority or Law including any applicable securities Law or stock exchange rule, or as otherwise contemplated by this Agreement, in each such case the party making the announcement shall use commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or as contemplated by this Agreement, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued. Notwithstanding the foregoing, no party shall be required to obtain consent pursuant to this Section 10.16 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.16.

Section 10.17   Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing and (b) this Article X.

Section 10.18   Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Parent or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BCTG ACQUISITION CORP.

By:
Name:
Title:

BCTG MERGER SUB INC.

By:
Name:
Title:

Tango Therapeutics, Inc.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A

April [__], 2021

Tango Therapeutics, Inc.

100 Binney Street
Cambridge, MA 02142
Attention: [___]

Re: Company Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by each of the stockholders (the “Stockholder”), of Tango Therapeutics, Inc., a Delaware corporation (the “Company”) listed on the signature pages attached hereto to the Company and BCTG Acquisition Corp., a Delaware corporation (the “Parent”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Company, Parent and BCTG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”) (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

Each Stockholder is currently the record owner of the shares of Company Capital Stock (the “Stockholder Shares”) set forth opposite such Stockholder’s name on Exhibit A attached hereto, representing the voting power of the Company’s security holders necessary to approve the Transactions.

In order to induce the Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Parent and the Company as follows:

1.	Voting Agreements. The Stockholder, in its capacity as a stockholder of the Company, covenants and agrees that, at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and in connection with any written consent of the Company’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Stockholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of each of the proposals relating to the Transactions and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the Transactions;

c.	authorize and approve the Merger to the extent the approval of any of the Company’s stockholders is required or applicable pursuant to the Company’s Third Amended and Restated Certificate of Incorporation, as amended from time to time (the “Company Charter”);

d.	convert each share of Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Company Charter;

e.	authorize and approve any amendment to the Company Charter that is deemed necessary or advisable by the Company for purposes of effecting the Transactions;

f.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement;

g.	exercise the drag-along rights, if applicable to the Merger, set forth in Section 3 of the Company’s Second Amended and Restated Stockholders Agreement, dated as of August 17, 2020; and

h.	in any other circumstances upon which a consent or other approval is required under the Company’s Organizational Documents or the Company Financing Agreements (as defined below) or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Stockholder Shares held at such time in favor thereof.

2.	No Challenge. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

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3.	Closing Date Deliverables: Each Stockholder set forth on Exhibit A attached hereto will deliver, substantially simultaneously with the Effective Time:

a.	a duly-executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit D to the Merger Agreement; and

b.	a duly-executed copy of the Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit G to the Merger Agreement.

4.	Waiver. Each Stockholder hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the Delaware General Corporation Law or otherwise), (ii) consents to, on behalf of itself, and each other holder of Company Preferred Stock and irrevocably and unconditionally waives any and all rights such Stockholder may have with respect to, the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock, with such conversion to be in accordance with the terms of the Company Charter and effective as of immediately prior to the Effective Time of the Merger, and (iii) waives, on behalf of themselves and each other holder of Company Capital Stock (including Company Preferred Stock), its right to certain payments upon liquidation of the Company pursuant to Article IV, Section 2 of the Company Charter.

5.	Termination of Company Financing Agreements, Related Agreements. Each Stockholder, by this Agreement with respect to its Stockholder Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) all Affiliate agreements to which such Stockholder is party that are set forth on Section 3.24 of the Company Disclosure Schedule, including those certain agreements set forth on Exhibit B attached hereto, if applicable to such Stockholder (the “ Company Financing Agreements ”); (b) any management rights or side letters between the Company and such Stockholder; and (c) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) through (c), collectively, the “ Terminating Rights ”) between such Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms; provided that all Terminating Rights between the Company and any other holder of Company Capital Stock shall also terminate at such time.

6.	Stop Transfers; Certificates. The Stockholder agrees it shall not request that the Company register the transfer (book entry or otherwise) of any of the Stockholder Shares if such transfer is not permitted by this Support Agreement.

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7.	Damages; Remedies. The Stockholder hereby agrees and acknowledges that (i) Parent and Company shall each would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Support Agreement, (ii) monetary damages would not be an adequate remedy for such breach, and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or threatened breach, without the need to post a bond or other collateral security.

8.	Transfer Restrictions. Hereafter unto the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.1 thereof, the Stockholder agrees that it shall not sell, assign or otherwise transfer any of the Stockholder Shares except in accordance with the Merger Agreement; provided, however, that nothing herein shall prohibit a transfer to an Affiliate of the Stockholder or direct or indirect transfers of equity or other interests in the Stockholder if such Affiliate executed a joinder to this Support Agreement in connection with such transfer.

9.	During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.1 thereof, in the event that, (a) any shares of Company Capital Stock or other equity securities of Company are issued to the Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock or other equity securities of Company after the date of this Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Capital Stock or other equity securities of Company after the date of this Support Agreement (such Company Capital Stock or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

10.	Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

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11.	Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

12.	Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Stockholder and its successors, heirs, personal representatives and assigns and permitted transferees.

13.	Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.	Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.	Governing Law; Jurisdiction; Jury Trial Waiver. This Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Proceeding based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 15. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, incurred with respect to such Proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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16.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.9 of the Merger Agreement to the applicable party, with respect to the Parent, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Stockholder’s signature page.

17.	Termination. This Support Agreement and the obligations of each Stockholder under this Agreement shall automatically terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual agreement of the Company and each Stockholder. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

18.	Stockholder Representations: The Stockholder represents and warrants to Parent and Company, as of the date hereof and as of the Closing Date, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Stockholder;

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d.	this Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

f.	there are no Proceedings pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

g.	the Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of its own choosing;

h.	the Stockholder has not entered into, and shall not enter into, any agreement that would prevent the Stockholder from performing any of its obligations hereunder;

i.	the Stockholder has good title to the Stockholder Shares, free and clear of any Liens, and the Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified on Exhibit A of this Support Agreement are the only voting securities of the Parent owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Support Agreement.

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19.	Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, the Company, and the Stockholder Shares as so changed.

20.	Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[remainder of page intentionally left blank]

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

By:
Name:
Title:

Address for notice:

Accepted and Agreed:

TANGO THERAPEUTICS, INC.

By:
Name:
Title:

BCTG ACQUISITION CORP.

By:
Name:
Title:

Signature Page to

Company Support Agreement

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EXHIBIT A

[Omitted]

A-1

EXHIBIT B

Company Financing Agreements

1.	The Second Amended and Restated Investors’ Rights Agreement, dated as of August 17, 2020, by and between the Company and the investors listed on Schedule A thereto.

2.	The Second Amended and Restated Stockholders Agreement, dated as of August 17, 2020, by and between the Company and the individuals and entities listed on Schedule A and Schedule B thereto.

B-1

Exhibit B

[__], 2021

Tango Therapeutics, Inc.

100 Binney Street
Cambridge, MA 02142
Attention: [___]

Re: Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by BCTG Holdings, LLC, a Delaware limited liability company (the “Stockholder”), to Tango Therapeutics, Inc., a Delaware corporation (the “Company”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Company, BCTG Acquisition Corp., a Delaware corporation (the “Parent”), and BCTG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Merger Sub”) (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

The Stockholder is currently, and as of immediately prior to the Closing will be, the record owner of 4,488,450 shares of Parent Class A Common Stock (the “Stockholder Shares”), representing 21.00% of the voting power of the Parent’s security holders.

In order to induce the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Parent as follows:

1.	Voting Agreements. The Stockholder, in its capacity as a stockholder of the Parent, covenants and agrees that, at any meeting of the Parent’s stockholders related to the transactions contemplated by the Merger Agreement (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and in connection with any written consent of the Parent’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), the Stockholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares in favor of each of the proposals relating to the Transactions and any other matters necessary or reasonably requested by the Parent for consummation of the Merger and the Transactions; and

c.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder Shares against any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Parent under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Support Agreement.

2.	Stop Transfers; Certificates. The Stockholder agrees that except for transfers of Stockholder Shares pursuant to the Merger Agreement, it shall not request that the Parent register the transfer (book entry or otherwise) of any of the Stockholder Shares if such transfer is not permitted by this Support Agreement.

3.	Damages; Remedies. The Stockholder hereby agrees and acknowledges that (i) Parent would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Support Agreement, (ii) monetary damages would not be an adequate remedy for such breach, and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or threatened breach, without the need to post a bond or other collateral security.

4.	Transfer Restrictions. Hereafter unto the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.1 thereof, the Stockholder agrees that it shall not sell, assign or otherwise transfer any of the Stockholder Shares except in accordance with the Merger Agreement; provided, however, that nothing herein shall prohibit a transfer to an Affiliate of the Stockholder or direct or indirect transfers of equity or other interests in the Stockholder.

5.	During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.1 thereof, in the event that, (a) any shares of Parent Class A Common Stock, Parent warrants or other equity securities of Parent are issued to the Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Parent Class A Common Stock, Parent warrants or other equity securities of Parent after the date of this Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Parent Class A Common Stock or other equity securities of Parent after the date of this Support Agreement (such Parent Class A Common Stock, Parent warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

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6.	Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.	Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Stockholder and its successors, heirs, personal representatives and assigns and permitted transferees.

8.	Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.	Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.	Governing Law; Jurisdiction; Jury Trial Waiver. This Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Proceeding based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 10. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, incurred with respect to such Proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.	Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.9 of the Merger Agreement to the applicable party, with respect to the Parent, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to Stockholder, at the address set forth on Stockholder’s signature page.

12.	Termination. This Support Agreement and the obligations of Stockholder under this Agreement shall automatically terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual agreement of the Company and Stockholder. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

13.	Stockholder Representations: The Stockholder represents and warrants to Parent, as of the date hereof and as of the Closing Date, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Stockholder;

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d.	this Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

f.	there are no Proceedings pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement;

g.	the Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of its own choosing;

h.	the Stockholder has not entered into, and shall not enter into, any agreement that would prevent the Stockholder from performing any of its obligations hereunder;

i.	the Stockholder has good title to the Stockholder Shares, free and clear of any Liens, and the Stockholder has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified in Section 2 of this Support Agreement are the only voting securities of the Parent owned of record or beneficially owned by the Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Support Agreement.

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14.	Adjustment for Stock Split. If, and as often as, there are any changes in the Parent or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholder, the Parent, and the Stockholder Shares as so changed.

15.	Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[remainder of page intentionally left blank]

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

BCTG HOLDINGS, LLC

By:
Name:
Title:

12860 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Aaron Davis
E-mail: notices@tavistock.com

Accepted and Agreed:

TANGO THERAPEUTICS, INC.

By:
Name:
Title:

BCTG ACQUISITION CORP.

By:
Name:
Title:

Signature Page to
Parent Support Agreement

7

Exhibit C

CERTIFICATE OF MERGER
FOR THE MERGER OF

BCTG MERGER SUB INC.
WITH AND INTO
TANGO THERAPEUTICS, INC.

[●], 2021

Pursuant to Title 8, Section 251(c) of the
General Corporation Law of the State of Delaware (“DGCL”)

Tango Therapeutics, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of BCTG Merger Sub Inc., a Delaware corporation (“Merging Corporation”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST: The Company is incorporated pursuant to the DGCL. Merger Sub is incorporated pursuant to the DGCL. The Company and Merger Sub are the constituent corporations in the Merger.

SECOND: An Agreement and Plan of Merger, dated April [●], 2021, has been approved, adopted, executed and acknowledged by each of the Company and Merging Corporation in accordance with the provisions of Title 8 Section 251(c) of the DGCL.

THIRD: Following the Merger, the name of the Surviving Corporation shall be [Tango Therapeutics, Inc.].

FOURTH: Upon the effectiveness of this Certificate of Merger, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Merging Corporation until further amended and changed pursuant to the DGCL.

FIFTH: The executed Agreement and Plan of Merger is on file at 100 Binney Street, Suite 700, Cambridge, Massachusetts 02142, the principal place of business of the Surviving Corporation.

SIXTH: A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, on the [●] day of [●], 2021.

[Surviving Corporation]

By:
Authorized Officer

Name:
Title:

[Signature Page to Certificate of Merger]

Exhibit D

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2021, by and between the undersigned (the “Holder”) and BCTG Acquisition Corp., a Delaware corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A. Purchaser, BCTG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser and Tango Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a Merger Agreement dated as of April [●], 2021 (the “Merger Agreement”).

B. Pursuant to the Merger Agreement, Purchaser will become the 100% stockholder of the Company (the “Transaction”).

C. The Holder is the record and/or beneficial owner of certain shares of Company Capital Stock, which will be exchange for shares of Purchaser Common Stock pursuant to the Merger Agreement.

D. As a condition of, and as a material inducement for Purchaser to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Purchaser; provided, for the avoidance of doubt, that nothing in this Agreement shall restrict the Holder’s right to cause the Company to file and cause to become effective a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) naming such Holder as a selling securityholder (and to make any required disclosures in respect thereof).

(b) In furtherance of the foregoing, Purchaser will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Purchaser’ transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Purchaser’ transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” means with respect to the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is 180 calendar days thereafter.

(e) The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Lock-Up Shares during the Lock-Up Period.

(f) In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Purchaser and Purchaser subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Purchaser being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Purchaser with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Purchaser, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, the common stock of Company beneficially owned by the Holder as specified on the signature hereto, and the shares of Purchaser such shares will be converted into in connection with the Transaction, are collectively referred to as the “Lock-up Shares.”

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4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Purchaser, to:

BCTG Acquisition Corp.

12860 El Camino Real, Suite 300

San Diego, CA 92130

Attention: Aaron Davis

E-mail: notices@tavistock.com

with a copy to (which shall not constitute notice):

Loeb & Loeb

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

(b)	If to the Holder, to the addresses set forth on the Holder’s signature page hereto.

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Purchaser and its successors and assigns.

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9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

14. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BCTG ACQUISITION Corp.

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

By:
Name:
Title:

Address for Notice:

with a copy, which shall not constitute notice, to:

NUMBER OF Lock-up Shares:

_______________ shares of Company Capital Stock

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Exhibit E

SECOND

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BCTG ACQUISITION CORP.

_______________, 2021

BCTG Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “BCTG Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 21, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate was filed with the Secretary of the State of Delaware on September 2, 2020.

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.	This Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated [_______________] (the “Merger Agreement”), by and among the Corporation, Tango Therapeutics, Inc., and BCTG Merger Sub Inc.

6.	The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Tango Therapeutics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is __________million (__________), of which (i) one __________ million (________) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) _________ (________) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

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A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

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2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors of the Corporation shall be __________________; the initial Class II Directors of the Corporation shall be _____________________; and the initial Class III Directors of the Corporation shall be _______________. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

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Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article IV, Section 3.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

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ARTICLE VII

LIMITATION OF LIABILITY

1. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

3. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

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ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class at a duly constituted meeting of stockholders called expressly for such purpose.

ARTICLE X

BUSINESS COMBINATIONS

1. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

2. Excluded Opportunity. The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director of the Corporation.

*     *     *

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THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2021.

TANGO THERAPEUTICS, INC.

By:
Name:
Title:

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Exhibit F

AMENDED AND RESTATED

BY-LAWS

OF

BCTG ACQUISITION CORP.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors, which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

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(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each Proposing Person (as defined below);

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(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

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For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this By-law shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-law. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

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SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

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(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5. Quorum. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

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SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provide that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

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ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6. Resignation. A director may resign at any time by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings (including any annual meeting) of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

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SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

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SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

SECTION 2. Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

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SECTION 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation. Any officer may resign by delivering his or her written resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 6. Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 9. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 12. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

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SECTION 13. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 15. Other Powers and Duties. Subject to these By-laws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

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SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

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ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

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(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

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(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

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SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

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(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

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SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board may authorize.

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SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of By-laws.

(a) Amendment by Directors. Except as provided otherwise by law, these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

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(b) Amendment by Stockholders. These By-laws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted by the Board on _____________, 2021 and approved by the stockholders on _________, 2021.

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Exhibit G

AMENDED AND RESTATED

REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”) is entered into as of the __ day of ______________, 2021, is made and entered into by and among. TANGO THERAPEUTICS, INC. a Delaware corporation (the “Company”), and certain former stockholders of [Tango Therapeutics, Inc.] (“Old Tango”), set forth on Schedule 11 hereto under the heading “Holders” (such stockholders, the “Tango Investors”), and the undersigned parties set forth on Schedule I hereto under the heading “Investors” (each, an “Investor” and collectively, the “Investors”). The Tango Investors, the Investors and any other person or entity who becomes a party to this Agreement, are referred to herein as the “Holders,” or each a “Holder.”

WHEREAS, the Company and the Investors are party to that certain Registration and Stockholder Rights Agreement, dated as of September 2, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of April ●], 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, BCTG Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Old Tango, pursuant to which Merger Sub merged with and into Old Tango (the “Merger”), with Old Tango continuing as the surviving corporation and becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Holders received shares of Common Stock (as defined below) (the “Merger Shares”) or options to acquire shares of Common Stock (the “Merger Options”);

WHEREAS, on the date hereof, certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of April [●], 2021, entered into by and between the Company and each such Third-Party Investor Stockholder (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 7.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the holders of a majority of the Registrable Securities (the “Required Investors; and

WHEREAS, the Company and the Investors desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” shall have the meaning given in Section 2.3.1.

[1]	Note to Draft: To consist of Target stockholders who are directors, officers or affiliates who will need registration rights.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.11.

“Holder Information” shall have the meaning given in Section 3.3.

“Holders” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Public Offering” means the initial public offering of the Common Stock, which occurred on September 8, 2020.

“Initial Shares” means all of the outstanding shares of Common Stock issued prior to the consummation of the Initial Public Offering.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” is defined in Section 2.2.2.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 0.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

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“Other Coordinated Offering” shall have the meaning given in Section 0.

“Plan of Distribution” shall have the meaning given in Section 2.1.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Notices” is defined in Section 5.4.

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Private Shares” means the aggregate of 533,500 shares of common stock (that Sponsor purchased in a private place that occurred simultaneously with the Initial Public Offering.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities;

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;

(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities; and

(G) in an Underwritten Offering, Block Trade or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $75,000 without the consent of the Company).

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“Registrable Securities” means (i) the Initial Shares, (ii) the Private Shares, (iii) the Merger Shares, (iv) the shares of Common Stock issuable upon exercise of the Merger Options, and (v) any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares specified in clauses (i) through (iv). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without any volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date on which the Initial Shares are disbursed from escrow pursuant to Section 3 of that certain Stock Escrow Agreement dated as of September 2, 2020 by and among the Investors and Continental Stock Transfer & Trust Company.

“Requesting Holders” shall have the meaning given in Section 0.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” means BCTG Holdings, LLC.

“Subscription Agreement” shall be as defined in the recitals.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 0.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 0.

“Withdrawal Notice” shall have the meaning given in Section 0.

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2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. As soon as practicable but no later than thirty (30) calendar days following the closing date of the Merger, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company shall, if requested by the Holder, use its best efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) business days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.1.1 may be conditioned upon the Holder timely providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

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2.1.3 Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Investors (as a group) and the Tango Investors (as a group) for an aggregate of not more than three (3) additional registrations per calendar year.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, a Holder (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Investors and the Tango Investors may each demand not more than three (3) Underwritten Shelf Takedowns, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Agreement. The Company shall not be required to effect more than one (1) Underwritten Shelf Takedown during in any six (6) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Tango Investor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Tango Investors or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 0, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, a Director Holder or a Tango Investor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Director Holder or such Tango Investor, as applicable, for purposes of Section 0. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 0, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 0.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with the shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such registration:

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(a) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

2.2.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration.

2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder notifies the Company that such Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed ten million dollars ($10,000,000) in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall, use its reasonable best efforts to facilitate as expeditiously as possible, such Block Trade or Other Coordinated Offering of the Registrable Securities for which such Demanding Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. Any offering conducted as a Block Trade or Other Coordinated Offering will not count as an Underwritten Shelf Takedown for the purposes of Section 2.1.4.

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2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 0.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2. shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 0 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 0 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 0 hereof.

3. REGISTRATION PROCEDURES.

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 0), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 0;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 0, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

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3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 0 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 0, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 0, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 0, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 0, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 0 or Section 0.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 0 or a registered offering pursuant to Section 0 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 0. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Holders, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

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4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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5. MISCELLANEOUS.

5.1 Other Registration Rights. Other than the Sponsor and Holders who each have registration rights with respect to their Holder shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, and (ii) a Tango Investor, for so long as such Tango Investor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2. shall be null and void.

5.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Tango Therapeutics, Inc.
100 Binney Street, Suite 700

Cambridge, MA 02142
Attention: [CEO]
E-mail: [CEO]@[Tangotx].com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, William D. Collins & Laurie A. Burlingame
Email: MBloom@Goodwinlaw.com; Wcollins@Goodwinlaw.com; LBurlingame@goodwinlaw.com

To a Holder, to the address set forth below such Holder’s name on Exhibit A hereto.

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5.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Tango Investor so long as such Tango Investor and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor and each Tango Investor (in each case, so long as such Tango Investor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

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5.11 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of the majority Registrable Securities.

5.12 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.13 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.14 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

5.15 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

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IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration and Stockholder Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

TANGO THERAPEUTICS, INC.

By:
Name:
Title:

INVESTORS:

BCTG HOLDINGS, LLC

By:	/s/ Andrew Ellis
Name:	Andrew Ellis
Title:	Manager

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/s/ Richard Heyman
Richard Heyman

/s/ Charles M. Baum
Charles M. Baum

/s/ Jamie G. Christensen
Jamie G. Christensen

/s/ Troy Wilson
Troy Wilson

/s/ Benjamin Cravatt
Benjamin Cravatt

/s/ Jeff Hager
Jeff Hager

/s/ Sheila Gujrathi
Sheila Gujrathi

NexTx Insights, LLC

By:	/s/ Steven L. Bender
Name:	Steven L. Bender
Title:	Principal Consultant

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SCHEDULE 1

Name & Address of Investor1

BCTG Holdings, LLC

Richard Heyman

Charles M. Baum

Jamie G. Christensen

Troy Wilson

Benjamin Cravatt

Jeff Hager

Sheila Gujrathi

NexTx Insights, LLC

[LIST OF TANGO INVESTORS TO BE INCLUDED]

[1]	Except as stated above, the business address of each Investor is c/o BCTG Acquisition Corp., 12860 El Camino Real, Suite 300, San Diego, CA 92130.

Sch. 1

EXHIBIT A

FORM OF JOINDER

A-1

Exhibit H

TANGO THERAPEUTICS, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Tango Therapeutics, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the Registration Date, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Registration Date” means the date upon which the registration statement on Form S-1 that is filed by the Company with respect to its initial public offering is declared effective by the Securities and Exchange Commission.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

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“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

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SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c) or Section 6(d), as applicable, to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

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(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

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SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [●]1 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2022 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) five percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit, as cumulatively increased on January 1, 2022 and each January 1 thereafter by the lesser of the Annual Increase for such year or [●]2 shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Company’s 2016 Stock Incentive Plan, as amended, that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

[1]	Note to Draft: To be a number equal to 10% of the post-IPO fully diluted shares.
[2]	Note to Draft: To a number equal to approximately 5% of the post-IPO fully diluted shares.

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(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for services as a Non-Employee Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of these limitations, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.

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SECTION 5.	STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

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(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

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(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, if any, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at their original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate). Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

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(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

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(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	Transferability of Awards

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

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SECTION 13.	TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amount received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14.	Section 409A awards

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

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SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

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(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(d) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(e) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(f) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

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(g) Clawback Policy. A participant’s rights with respect to any Award hereunder shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a grantee, or (ii) applicable law.

SECTION 19.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Registration Date following stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: _______________, 2021

DATE APPROVED BY STOCKHOLDERS: _______________, 2021

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Exhibit I

2021 TANGO THERAPEUTICS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Tango Therapeutics, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). An aggregate of [_____]1 shares of Common Stock have been approved and reserved for this purpose, plus on January 1, 2022, and each January 1 thereafter through January 1, 2031, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, (ii) [●]2 shares of Common Stock or (iii) such number of shares of Common Stock as determined by the Administrator. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1. Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each [May 1] and [November 1] and will end on the last business day occurring on or before the following [October 31] and [April 30] respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.

3. Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for [more than 20 hours a week and have completed at least (30) months] of employment]3. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

[1]	Note to Draft: Size of initial share to equal .85% to 1% of the post-IPO fully diluted shares.

[2]	Note to Draft: 2x the initial share pool.

[3]	Note to Draft: Eligibility criteria to be discussed. The Code places certain limits on the employees who may be excluded from participation and the trend has generally been towards allowing broad participation with no requirement to have completed a minimum period of employment.

4. Participation.

(a) Participants. An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) Enrollment. The enrollment form will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of [one (1) percent] up to a maximum of [fifteen (15) percent]4 of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7. Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b) the number of shares determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be at a maximum discount of 15 percent of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

[4]	Note to Draft: Minimum and maximum percentages to be confirmed.

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Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10. Issuance of Certificates. Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11. Definitions.

The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Merger Agreement, dated as of April 13, 2021, by and among the Company and the other parties thereto.

The term “Compensation” means the regular salary or basic hourly rate of compensation.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), the Nasdaq Global Market, The New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

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The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12. Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment for this purpose if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14. Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

18. Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

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20. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22. Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

23. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24. Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25. Notification Upon Sale of Shares. Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

26. Effective Date. This Plan shall become effective upon the date immediately preceding the Closing Date following stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, each as amended, and applicable stock exchange rules.

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APPENDIX A

Designated Subsidiaries

None.

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